Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-283770) and Form S-8 (No. 333-284012) of Estrella Immunopharma Inc. of our report dated March 25, 2025, relating to the consolidated financial statements of Estrella Immunopharma Inc., appearing in this Annual Report on Form 10-KT of Estrella Immunopharma Inc. for the six-month period July 1, 2024 to December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Macias Gini & O'Connell LLP

Walnut Creek, California

March 25, 2025